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                                   EXHIBIT 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in Registration Statements Nos. 33-60563 and 33-64217 on Form S-3 and Registration Statement Nos. 33-22581 (as amended), 33-36303, 33-52715, 33-63554, 33-65383, 333-34147, 333-29137, and
333-50388 on Form S-8 of USG Corporation and subsidiaries (the "Corporation") of our report dated February 3, 2003, (February 19, 2003 as to paragraphs 13, 14 and 15 of Note 18) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to matters which raise substantial doubt about the Corporation's ability to continue as a going concern), included in this Form 10-K for the year ended December 31, 2002.


DELOITTE & TOUCHE LLP

Chicago, Illinois
February 27, 2003


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